Exhibit 10.3

INDEMNIFICATION SHARES ESCROW AGREEMENT

This Indemnification Shares Escrow Agreement (the “Agreement”) is entered into as of May 22, 2015, by and among Akoustis Technologies, Inc. (formerly known as Danlax, Corp.), a Nevada corporation (the “Parent”), Jeffrey B. Shealy, a North Carolina resident (the “Indemnification Representative”), and CKR Law LLP, as escrow agent (the “Escrow Agent”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the Parent has entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among Akoustis, Inc., a Delaware corporation (the “Company”), Parent and Akoustis Acquisition Corp., a Delaware corporation and a wholly-owned acquisition subsidiary of the Parent (“Acquisition Subsidiary”), pursuant to which (i) Acquisition Subsidiary will merge with and into the Company, with the Company surviving the merger, (ii) the Company will become a wholly-owned subsidiary of the Parent, and (iii) the Company Stockholders will receive shares of the Parent Common Stock in exchange for their shares of the Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any), as equal to the applicable Conversion Ratio (“Merger Shares”); and

WHEREAS, in lieu of any fractional Merger Shares that would have otherwise been issuable, each former Company Stockholder that would have been entitled to receive a fractional share shall, on proper surrender of such person’s Company Stock Certificates, receive such whole number of Merger Shares as is equal to the precise number of Merger Shares to which such Company Stockholder would be entitled, rounded up to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each Company Stockholder shall receive at least one Merger Share; and

WHEREAS, the Merger Agreement provides that ninety-five percent (95%) of the Merger Shares to be issued to such Company Stockholders shall be delivered to such Company Stockholders and five percent (5%) of the Merger Shares (the “Indemnification Escrow Shares”) shall be delivered to the Escrow Agent to secure the indemnification obligations under the Merger Agreement of the Company Stockholders as of the Closing Date (collectively, the “Indemnifying Stockholders”), to the Parent; and

WHEREAS, the Merger Agreement provides for the execution of this Agreement and the establishment of an escrow account and the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.          Escrow and Indemnification.

(a)   Escrow of Shares. Simultaneously with the execution of this Agreement, the Parent shall cause to be issued and shall deposit with the Escrow Agent certificates representing an aggregate number of shares of the Parent Common Stock computed based upon the applicable Conversion Ratio, as determined pursuant to Section 1.5(b) of the Merger Agreement, issued in the name of the Escrow Agent. The Escrow Agent agrees to hold the Indemnification Escrow Shares in escrow, subject to the terms and conditions of this Agreement.

(b)   Indemnification. Section 6.1 of the Merger Agreement provides that the Company Stockholders shall indemnify and hold harmless the Parent from and against certain Damages (as defined in Section 6.1 of the Merger Agreement) on the terms and conditions contained in Article VI of the Merger Agreement. The Indemnification Escrow Shares shall be (i) security for such indemnity obligation of the Indemnifying Stockholders, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement and (ii) except with respect to any fraud or willful misconduct by the Company in connection with the Merger Agreement, shall be the exclusive means for the Parent to collect any Damages with respect to which the Parent is entitled to indemnification under Article VI of the Merger Agreement.

(c)    Dividends, Etc. Any securities distributed in respect of or in exchange for any of the Indemnification Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee and shall be delivered to the Escrow Agent, who shall hold such securities in escrow. Such securities shall be considered Indemnification Escrow Shares for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Indemnification Escrow Shares shall promptly be distributed by the Escrow Agent to the Indemnifying Stockholders in accordance with Section 2(c) hereof.

(d)   Voting of Shares. The Indemnification Representative shall have the right, in his sole discretion, on behalf of the Indemnifying Stockholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Indemnification Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall vote all of the Indemnification Escrow Shares of each Indemnifying Stockholder in the exact proportions as such Indemnifying Stockholder votes its other shares of Parent Common Stock, or shall not vote any of such Indemnifying Stockholder’s Indemnification Escrow Shares if such Indemnifying Stockholder does not vote any of its other shares of Parent Common Stock. The Indemnification Representative shall have no obligation to solicit consents or proxies from the Indemnifying Stockholders for purposes of any such vote.

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(e)   Transferability. The respective interests of the Indemnifying Stockholders in the Indemnification Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Parent, and no such assignment or transfer shall be valid until such notice is given.

2.          Distribution of Indemnification Escrow Shares.

(a)   The Escrow Agent shall distribute the Indemnification Escrow Shares only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Parent and the Indemnification Representative and that instructs the Escrow Agent as to the distribution of some or all of the Indemnification Escrow Shares, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Parent or the Indemnification Representative, that instructs the Escrow Agent as to the distribution of some or all of the Indemnification Escrow Shares, or (iii) the provisions of Section 2(b) hereof.

(b)   Within five (5) business days after May 22, 2017 (the “Termination Date”), the Escrow Agent shall distribute or cause the Parent’s transfer agent to distribute to the Indemnifying Stockholders all of the Indemnification Escrow Shares then held in escrow, registered in the names of the Indemnifying Stockholders. Notwithstanding the foregoing, if the Parent has previously delivered to the Escrow Agent a copy of a Claim Notice (as hereinafter defined) and the Escrow Agent has not received written notice executed by Parent and the Indemnification Representative of the resolution of the claim covered thereby, or if Parent has previously delivered to the Escrow Agent a copy of an Expected Claim Notice (as hereinafter defined) and the Escrow Agent has not received written notice executed by Parent and Indemnification Representative of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date such number of Indemnification Escrow Shares as have a Value (as defined in Section 3 below) equal to the Claimed Amount (as hereinafter defined) covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any Indemnification Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 2(a) hereof. For purposes of this Agreement, a “Claim Notice” means a written notification under the Merger Agreement given by the Parent to the Indemnifying Stockholders with a copy to the Indemnification Representative which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent, (ii) a statement that the Parent is entitled to indemnification under Article VI of the Merger Agreement for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in Section 6.3 of the Merger Agreement) in the amount of such Damages. For purposes of this Agreement, an “Expected Claim Notice” means a notice delivered pursuant to the Merger Agreement by the Parent to an Indemnifying Stockholder (with a copy to the Indemnification Representative), before expiration of a representation or warranty, to the effect that, as a result a legal proceeding instituted by or written claim made by a third party, the Parent reasonably expects to incur Damages as a result of a breach of such representation or warranty.

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(c)   Any distribution of all or a portion of the Indemnification Escrow Shares to the Indemnifying Stockholders shall be made by delivery of stock certificates issued in the name of the Indemnifying Stockholders in proportion to each such Indemnifying Stockholder’s original contribution of Indemnification Escrow Shares pursuant to the terms of the Merger Agreement. Distributions to the Indemnifying Stockholders shall be made by mailing stock certificates to such holders at their respective addresses shown on the stock records of the Company as of the Closing Date (or such other address as may be provided in writing to the Escrow Agent by any such Indemnifying Stockholder). No fractional Indemnification Escrow Shares shall be distributed to Indemnifying Stockholders pursuant to this Agreement. Instead, the number of shares that each Indemnifying Stockholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representative shall have the authority to effect such rounding in such a manner that the total number of whole Indemnification Escrow Shares to be distributed equals the number of Indemnification Escrow Shares then held in escrow). In the event of the issuance of securities or distribution of cash dividends or property to Escrow Agent with respect to Indemnification Escrow Shares, such securities, cash and/or property shall be distributed to the Indemnifying Stockholders contemporaneous and proportional with the stock certificates evidencing the Indemnification Escrow Shares being distributed by Escrow Agent pursuant to this Agreement.

3.          Valuation of Indemnification Escrow Shares. For purposes of this Agreement, the “Value” of any Indemnification Escrow Shares shall be $1.50 per share, multiplied by the number of such Indemnification Escrow Shares.

4.          Fees and Expenses of Escrow Agent. The Parent shall pay a fee of $2,500 to the Escrow Agent at Closing for its services and reimburse the Escrow Agent for all out-of-pocket expenses reasonably incurred by the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, including without limitation, all bank charges, courier charges and transfer agent fees.

5.          Limitation of Escrow Agent’s Liability.

(a)   The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

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(b)   The Parent and the Indemnifying Stockholders agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Parent, on the one hand, and the Indemnifying Stockholders, on the other hand, shall each be liable for one-half of such amounts, provided that the Indemnification Escrow Shares shall constitute the sole and exclusive source for satisfaction of the Indemnifying Stockholders’ obligations hereunder and the Indemnifying Stockholders shall in no event be responsible for amounts in excess of the value of the Escrow Shares at the time the indemnification is paid.

6.          Liability and Authority of Indemnification Representative; Successors and Assignees.

(a)   The Indemnification Representative shall not incur any liability to the Indemnifying Stockholders with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence. The Indemnification Representative may, in all questions arising under this Agreement, rely on the advice of counsel and the Indemnification Representative shall not be liable to the Indemnifying Stockholders for anything done, omitted or suffered in good faith by the Indemnification Representative based on such advice.

(b)   In the event of the death or permanent disability of the Indemnification Representative, or his or her resignation or termination as an Indemnification Representative, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Indemnifying Stockholder immediately prior to the effective time of the Merger Agreement. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representative, and the term “Indemnification Representative” as used herein shall be deemed to include each successor Indemnification Representative.

(c)   The Indemnification Representative shall have full power and authority to represent the Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and Article VI of the Merger Agreement and all actions taken by the Indemnification Representative hereunder or under Article VI of the Merger Agreement shall be binding upon the Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize any release of the Indemnification Escrow Shares to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors.

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(d)   After Closing Date, the majority vote of the Indemnifying Stockholders may terminate the Indemnification Representative and appoint a successor Indemnification Representative in accordance with the terms of Section 6(b) above.

(e)    The Escrow Agent may rely on the Indemnification Representative as the exclusive agent of the Indemnifying Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in good faith reliance thereon.

7.          Amounts Payable by Indemnifying Stockholders. The amounts payable by the Indemnifying Stockholders under this Agreement (i.e., the indemnification obligations pursuant to Section 5(b)) shall be payable solely as follows. The Escrow Agent shall notify the Indemnification Representative of any such amount payable by the Indemnifying Stockholders as soon as it becomes aware that any such amount is payable, with a copy of such notice to the Parent. On the sixth (6th) business day after the delivery of such notice, the Escrow Agent shall sell such number of Indemnification Escrow Shares (up to the number of Indemnification Escrow Shares then available in the Indemnification Shares Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall be entitled to apply the proceeds of such sale in satisfaction of such indemnification obligations of the Indemnifying Stockholders; provided that if the Indemnification Representative delivers to the Escrow Agent (with a copy to the Parent), within five (5) business days after delivery of such notice by the Indemnification Representative, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not sell Indemnification Escrow Shares to raise the disputed portion of such claimed amount except in accordance with the terms of clauses (i) or (ii) of Section 2(a).

8.          Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Indemnification Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 5 and 6 shall survive such termination.

9.          Notices. All notices, consents, waivers, and other communications which are required or permitted under this Agreement shall be in writing will be deemed given to a party (a) on the date of delivery, if delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., New York City time, on a Business Day, or the next Business Day after the date of transmission, if such notice or communication is delivered on a day that is not a Trading Day or later than 5:00 P.M., New York City time, on any Business Day; (c) the date received or rejected by the addressee, if sent by certified mail, return receipt requested; or (d) seven days after the placement of the notice into the mails (first class postage prepaid), to the party at the address, facsimile number, or e-mail address furnished by the such party.

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If to the Parent:

Akoustis Technologies, Inc.

f/k/a Danlax, Corp.

Transportnaya Street, 58-7

Nizhneudinsk, Russia 665106

Attn: Ivan Krikun

Telephone: 702 605-4427

with a copy to (which shall not constitute notice hereunder):

CKR Law LLP

1330 Avenue of the Americas

New York, NY 10019

Attn: Barrett S. DiPaolo, Esq.

Email: bdipaolo@ckrlaw.com

Facsimile: 212.400.6901

If to the Indemnification Representative:

Jeffrey B. Shealy

c/o Akoustis, Inc.

9805 Northcross Center Court, Suite H

Huntersville, NC 28078

Email: jshealy@akoustis.com

Facsimile: 704.997.5734

with a copy to (which shall not constitute notice hereunder):

CKR Law LLP

1330 Avenue of the Americas

New York, NY 10019

Attn: Barrett S. DiPaolo, Esq.

Email: bdipaolo@ckrlaw.com

Facsimile: 212.400.6901

If to the Escrow Agent:

CKR Law LLP

1330 Avenue of the Americas

New York, NY 10019

Attn: Mark E. Crone, Esq.

Email: mcrone@ckrlaw.com

Facsimile: 212.400.6901

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Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 9.

10.       Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Agreement, not less than 60 days prior to the date when such resignation shall take effect. The Parent may appoint a successor Escrow Agent with the consent of the Indemnification Representative, which shall not be unreasonably withheld. If, within such notice period, the Parent provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Indemnification Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Indemnification Escrow Shares to such designated successor. If no successor Escrow Agent is named as provided in this Section 10 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

11.       General.

(a)    Governing Law; Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b)   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)   Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

(d)   Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

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(e)   Amendment. This Agreement may be amended only with the written consent of the Parent, the Escrow Agent and the Indemnification Representative.

(f)    Consent to Jurisdiction and Service. The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of New York and of any federal court located in the State of New York in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 10 hereof.

(g)   Binding Effect. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

(h)   Taxes. As between the Parent and the Indemnifying Stockholders, the Indemnifying Stockholders shall be treated as the owner of the Indemnification Escrow Shares for tax purposes.

[signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ Ivan Krikun
Name:	Ivan Krikun
Title:	Chief Executive Officer

Jeffrey B. Shealy, Individually and as Indemnification Representative

/s/ Jeffrey B. Shealy
Jeffrey B. Shealy

CKR LAW LLP

By:	/s/ Mark E. Crone
Name:	Mark E. Crone
Title:	Co-Managing Partner

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